Exhibit 4.1

VERASTEM, INC.

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made as of July 11, 2012, by and between Verastem, Inc., a Delaware corporation (the “Company”) and Pfizer Inc. (the “Subscriber”), in connection with the Stock Subscription Agreement entered into as of the date hereof between the Company and the Subscriber (the “Stock Subscription Agreement”).

RECITALS

WHEREAS, the Company is party to that Second Amended and Restated Investors’ Rights Agreement with certain stockholders of the Company identified therein, dated November 1, 2011 (the “Investors’ Rights Agreement”).

WHEREAS, the Company and the Subscriber wish to enter into this Agreement to provide the Subscriber with certain registration rights as permitted under Section 2.10 of the Investors’ Rights Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

1.               Definitions. Any terms used in this Agreement but not defined herein are used herein with the meanings defined in the Investors’ Rights Agreement. Other terms are defined as follows:

a.               “Subscriber Registrable Securities” means the shares of Common Stock issued to the Subscriber pursuant to the Stock Subscription Agreement and any Common Stock issued as (or issuable upon the conversion or exercise of any Derivative Security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of such shares, excluding, however, any shares of Common Stock sold by Subscriber after the date hereof.

2.               Incidental Registration Rights. The Company covenants and agrees as follows:

a.               If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than an Excluded Registration), the Company shall, at such time, promptly give the Subscriber notice of such registration. Upon request of the Subscriber given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.b of this Agreement, cause to be registered all of the Subscriber Registrable Securities that the Subscriber has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.a before the effective date of such registration, whether or not the Subscriber has elected to include Subscriber Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.6 of the Investors’ Rights Agreement as if Subscriber were a Holder thereunder.

b.              The rights of the Subscriber to include any Subscriber Registrable Securities in a registration pursuant to Section 2.a of this Agreement shall apply only to the extent that the inclusion of any Subscriber Registrable Securities will not reduce the number of Registrable Securities of the Holders that are to be included in any such registration pursuant to the rights of the Holders under the Investors’ Rights Agreement. To the extent that the inclusion of the Subscriber Registrable Securities in a registration would reduce the number of Registrable Securities of the Holders that are to be included in such registration, as determined by the Company or the underwriter(s), the Subscriber shall be permitted to include in such registration only such number of Subscriber Registrable Securities, if any, as may be included without reducing the number of Registrable Securities held by Holders. To facilitate the allocation of shares to the Subscriber in accordance with the above provisions, the Company or the underwriter(s) may round the number of shares allocated to the Subscriber to the nearest 100 shares.

3.               Other Provisions. Except as otherwise provided herein and subject to the limitations provided in Section 2.b of this Agreement, the obligations, limitations and rights provided under Sections 2.3, 2.4, 2.5, 2.6, 2.7, 2.8 and 2.13 of the Investors’ Rights Agreement shall apply to the Subscriber under this Agreement as if the Subscriber was a Holder (but not an Initiating Holder) under the Investors’ Rights Agreement. For the avoidance of doubt, the fifth and sixth sentences of Section 2.3(a) and the third, fifth and sixth sentences of Section 2.3(b) of the Investors’ Rights Agreement shall not be applicable to the Subscriber.

4.               Amendment. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of Subscriber and the Company. For the avoidance of doubt, an amendment or waiver to any of the provisions of the Investors’ Rights Agreement identified herein as being applicable to the Subscriber shall not require the consent of the Subscriber to the extent the amendment or waiver does not adversely affect the rights of the Subscriber in a manner that is disproportionate to the effect on the rights of the Holders party to the Investors’ Rights Agreement.

5.               Miscellaneous. Neither party may assign its rights and obligations hereunder without the other party’s prior written consent.  This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to conflict of law principles that would result in the application of any law other than the law of the Commonwealth of Massachusetts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  An executed signature page of this Agreement delivered by facsimile transmission shall be as effective as an original executed signature page.

6.               Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. Communications to the Company shall be sent to: Verastem, Inc., 215 First Street, Suite 440, Cambridge, MA 02142, Attn: Chief Operating Officer, Fax No: 617-812-0059. Communications to the Subscriber shall be sent to: Pfizer Inc., 235 East 42nd Street, New York, NY 10017, Attn: General Counsel, Fax No: 646-348-8157. If notice is given to the Company, a copy (which shall not constitute notice) shall also be sent to Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, MA 02199, Attn: Marc Rubenstein, Esq.

7.               Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

8.               Investors’ Rights Agreement. Nothing contained in this Agreement shall be construed as amending, waiving or otherwise modifying the rights and obligations of the Company or the Holders under the Investors’ Rights Agreement.

[Signature Page Immediately Follows.]

This Registrations Rights Agreement shall be binding on the heirs, representatives, successors and assigns of the Subscriber.

SUBSCRIBER:		COMPANY:

PFIZER INC.		VERASTEM, INC.

By:	/s/ John DeYoung	By:	/s/ Robert Forrester
	Name: John DeYoung		Name: Robert Forrester
	Title: Vice President		Title: COO

Signature Page to Registration Rights Agreement